UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 25, 2009

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

During the third quarter of 2009, the Chief Executive Officer of West Corporation (the “Company”) began making strategic and operating decisions with respect to assessing performance and allocating resources based on a new segment structure. The Company now operates in two business segments, Communication Services and Unified Communications. Consistent with this approach, the receivables management business (formerly reported as a separate segment) is now part of the Communication Services segment, and the newly named Unified Communications segment is composed of the alerts and notifications business (formerly managed under the Communications Services segment) and the conferencing and collaboration business.

The revised organizational structure more closely aligns the resources used by the businesses in each segment. The activities of the receivables management business have become more focused over the past year on providing agent-based services to the customer base it shares with the other Communication Services businesses. Accordingly, the Company expects it will benefit from the efforts of a common sales force and will utilize shared contact center infrastructure to better coordinate agent and workstation productivity and make more cost effective allocation of resources. In addition, the Company intends to leverage the sales channel and product distribution expertise developed in the conferencing and collaboration business, including the management of a field sales force and the acquisition of customers over the Internet, to facilitate the growth of the alerts and notifications business.

In September 2009, the Company appointed Todd Strubbe, a former senior executive of the Company and former President of Debit Services for First Data Corporation, as President – Unified Communications.

As a result of these organizational changes, the Company will reflect the change in presentation and disclosure of segments for financial reporting purposes for all periods presented beginning with the reporting of its results of operations for the third quarter of 2009. This revised presentation will reflect the Company’s modified organizational structure, the manner in which resources are allocated across the Company and the way in which performance is assessed. The segment presentation will be consistent with the structure in which financial reports are reviewed by the Chief Executive Officer and Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: September 25, 2009	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer